Exhibit 10.45

MKS INSTRUMENTS, INC.

RSU ASSUMPTION AGREEMENT

FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

Holder: [                                     ]

RESTRICTED STOCK UNIT ASSUMPTION AGREEMENT effective as of February __, 2019 (the “RSU Assumption Agreement”).

WHEREAS, MKS Instruments, Inc., a Massachusetts corporation (“MKS”), has acquired Electro Scientific Industries, Inc., an Oregon corporation (“ESI”), through the merger of a wholly owned MKS subsidiary into ESI (the “Merger”), pursuant to the Agreement and Plan of Merger by and among MKS, ESI and such subsidiary dated as of October 29, 2018, as may have been amended from time to time (the “Merger Agreement”).

WHEREAS, before the consummation of the Merger, you held one or more outstanding awards of restricted stock units (“RSUs”) with respect to shares of the common stock of ESI, no par value per share (“ESI Common Stock”), that you received either under the Electro Scientific Industries, Inc. 2004 Stock Incentive Plan, as such plan has been amended from time to time, most recently on August 18, 2016 (the “ESI Plan”), or outside of the ESI Plan as a material inducement to commence employment with ESI, each of which is evidenced by a Restricted Stock Units Award Agreement, as each such agreement may have been amended from time to time (an “RSU Agreement”).

WHEREAS, the provisions of the Merger Agreement required MKS to assume, at the effective time of the Merger (the “Effective Time”), each RSU award that was outstanding as of immediately prior to the Effective Time. Under the assumption, MKS has converted the number of shares of ESI Common Stock covered by each such RSU award into shares of MKS common stock, no par value per share (“MKS Common Stock”), using an exchange ratio (the “Equity Award Exchange Ratio”) determined based on the Merger consideration and pre-closing trading prices for the MKS Common Stock pursuant to a method specified in the Merger Agreement. MKS has provided you the actual Equity Award Exchange Ratio in the employee communication to you regarding the conversion.

WHEREAS, the purpose of this RSU Assumption Agreement is to evidence MKS’s assumption of your outstanding RSU award identified on Annex A hereto at the Effective Time and to reflect certain adjustments to such RSU award that were necessary or advisable in connection with their assumption by MKS.

NOW, THEREFORE, MKS and you agree as follows:

1. MKS has assumed, as of the Effective Time, all the duties and obligations of ESI under the RSU award identified on Annex A hereto (the “ESI RSUs” and, as assumed, the “Assumed ESI RSUs”) and will issue from the MKS Instruments, Inc. 2014 Stock Incentive Plan as it may be amended or replaced from time to time (the “MKS Incentive Plan”), any shares that become distributable with respect to the Assumed ESI RSUs. In connection with such assumption, the number of shares of MKS Common Stock under the Assumed ESI RSU award covered by this RSU Assumption Agreement reflects the Equity Award Exchange Ratio, resulting in Assumed ESI RSUs for the number of shares of MKS Common Stock indicated on Annex A hereto. If you also held other ESI equity compensation awards at the Effective Time, including other RSUs that were granted subject to vesting based solely on the satisfaction of service conditions, those other awards are covered under one or more separate assumption agreements.

2. By clicking acceptance of this RSU Assumption Agreement, you hereby acknowledge receipt of this RSU Assumption Agreement and understand that all rights and liabilities with respect to your Assumed ESI RSU award are as set forth in the applicable RSU Agreement, the ESI Plan (to the extent incorporated into the RSU Agreement) and this RSU Assumption Agreement.

3. The intent of the foregoing adjustments to your ESI RSUs is to preserve their value as determined in connection with the Merger, and you agree that this assumption satisfies Section 12.2-2 of the ESI Plan, if applicable, and the relevant provision of the applicable RSU Agreement.

4. The following provisions will govern the Assumed ESI RSU award:

(a) Unless the context otherwise requires, all references in the applicable RSU Agreement and the ESI Plan (to the extent incorporated into such RSU Agreement) are adjusted as follows: (i) all references to the “Company” mean ESI (after the merger with a subsidiary of MKS) and any successor entity into which ESI is subsequently merged subject to subsection (d) below, and, for purposes of “Reorganization Event” under the MKS Incentive Plan, MKS, (ii) all references to “Stock,” “Common Stock” or “Shares” mean shares of MKS Common Stock, (iii) all references to the “Board” mean the Board of Directors of MKS or the Compensation Committee of such Board and (iv) any interpretation of corporate law for purposes of the Assumed ESI RSU award will be under Massachusetts law rather than Oregon law.

(b) All other provisions governing the vesting and termination of the Assumed ESI RSU award, including any post-Effective Time rights to acceleration you may have under the applicable RSU Agreement or otherwise, remain the same as set forth in the applicable RSU Agreement (or other applicable agreement), and those provisions (and any related provisions of the ESI Plan incorporated by reference into such RSU Agreement) will accordingly govern and control your rights under this RSU Assumption Agreement to receive MKS Common Stock under the Assumed ESI RSUs covered by this RSU Assumption Agreement.

(c) No accelerated vesting of the shares to be received under the ESI RSU awards has occurred solely by reason of the Merger or MKS’s assumption of those RSUs. Accordingly, the Assumed ESI RSU award represented by this RSU Assumption Agreement will continue to vest in accordance with the same installment vesting schedule in effect for the shares covered by the applicable ESI RSUs (as set forth in the applicable RSU Agreement) immediately prior to the Effective Time except that the number of shares of MKS Common Stock subject to each installment of such vesting schedule has been adjusted to reflect the Equity Award Exchange Ratio. This statement is not intended to override any post-Effective Time rights to acceleration you may have under the RSU Agreement or any other agreement with ESI. For the avoidance of doubt and notwithstanding anything to the contrary in the applicable RSU Agreement, any pro-rata acceleration provisions in any Assumed ESI RSU award (such as in connection with death or disability, as applicable) shall take into account the Equity Award Exchange Ratio and any shares that vested before the Effective Time.

(d) For purposes of applying any and all provisions of the applicable RSU Agreement and the ESI Plan relating to your status as an employee of, ESI or its parent or subsidiaries for purposes of determining your continuous employment, you will be deemed to be continuously employed for as long as you continue to render services as an employee to MKS or any present or future parent company or majority-owned subsidiary of MKS. Accordingly, the provisions of the applicable RSU Agreement governing the termination of the Assumed ESI RSUs in connection with your ceasing to be an employee will, after the Effective Time, be applied on the basis of your cessation of employee status with MKS and its parent and majority-owned subsidiaries.

(e) Shares of MKS Common Stock delivered to you upon settlement of your Assumed ESI RSU shall not be rounded down to the nearest whole share. Rather, fractional shares of MKS Common Stock, if any, shall be delivered to you.

(f) Taxes.

(i) MKS’s obligation to deliver Shares to you upon the vesting of the RSUs shall be subject to your satisfaction of all income tax, social insurance, payroll tax, payment on account, or other tax related requirements (“Tax Obligations”).

(ii) You have reviewed with your own tax advisors the Tax Obligations applicable to you with respect to this Assumed ESI RSU award and the transactions contemplated by this RSU Assumption Agreement. You are relying solely on such advisors and not on any statements or representations of MKS, ESI, or any of their affiliates or agents. You understand that you (and not MKS, ESI or their affiliates) shall be responsible for complying with your own Tax Obligations that may arise as a result of this Assumed ESI RSU award or the transactions contemplated by this RSU Assumption Agreement.

(iii) MKS or its affiliates may be required to withhold amounts to satisfy Tax Obligations on your behalf. To the extent that MKS or any of its affiliates pays on your behalf any Tax Obligations for which you are responsible, MKS shall be entitled to require a cash payment by or on behalf of you and/or to deduct from other compensation payable to you the amount of any such Tax Obligations paid by MKS or its affiliates.

(g) Additional Provisions. The Assumed ESI RSU award shall also be subject to provisions set forth on Exhibit A attached hereto, as applicable.

5. Except to the extent specifically modified by this RSU Assumption Agreement, all of the terms and conditions of the applicable RSU Agreement as in effect immediately prior to the Effective Time continue in full force and effect and are not in any way amended, revised or otherwise affected by this RSU Assumption Agreement.

IN WITNESS WHEREOF, MKS Instruments, Inc. has caused this RSU Assumption Agreement to be delivered on its behalf by its duly-authorized officer or agent.

MKS INSTRUMENTS, INC.

By:	[Insert electronic signature]
Gerald G. Colella, CEO

Date: ___________, 2019

Annex A

Name of RSU Holder     [______________________________]

Original Grant Date	Number of shares of ESI Common Stock subject to RSUs at the Effective Time	Number of shares of MKS Common Stock under RSUs After Conversion

(The number of shares of MKS Common Stock following the conversion has been calculated by multiplying the number of shares of ESI Common Stock represented by the RSUs at the Effective Time by the Equity Award Exchange Ratio and rounding to the nearest whole share.)

Exhibit A

1. Nature of the Grant. In signing this RSU Assumption Agreement, you acknowledge that:

(a) The MKS Incentive Plan, under which the Assumed ESI RSU award is granted, has been established voluntarily by MKS, is discretionary in nature and may be modified, amended, suspended or terminated by MKS at any time, except to the extent otherwise provided in the MKS Incentive Plan and this RSU Assumption Agreement.

(b) The grant of the Assumed ESI RSU award does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past.

(c) All decisions with respect to future grants of RSUs, if any, will be at the sole discretion of MKS.

(d) Your participation in the MKS Incentive Plan is voluntary.

(e) RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any wage payment, severance, redundancy, or other end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for MKS or your employer or arising under any employment agreement.

(f) The future value of the underlying shares of MKS Common Stock is unknown and cannot be predicted with certainty.

(g) If you receive shares of MKS Common Stock upon vesting, the value of such shares of MKS Common Stock acquired on vesting may increase or decrease in value.

2. Data Privacy Notice and Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this paragraph, by and among, as applicable, your employer and MKS and its subsidiaries and affiliates for, among other purposes, implementing, administering and managing your participation in the MKS Incentive Plan. You understand that MKS and its subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of MKS Common Stock or directorships held in MKS, details of all options or any other entitlement to shares of MKS Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the MKS Incentive Plan (“Data”). You further understand that MKS and/or its subsidiaries will transfer Data amongst themselves as necessary for employment purposes, including implementation, administration and management of your participation in the MKS Incentive Plan, and that MKS and/or any of its subsidiaries may each further transfer Data to a broker or such other stock plan service provider or other third parties assisting MKS with processing of Data. You understand that these recipients may be located in the United States, and that the recipient’s country may have different data privacy laws and protections than in your country. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described in this section, including any requisite transfer to a broker or such other stock plan service provider or other third party as may be required for the administration of the MKS Incentive Plan and/or the subsequent holding of shares of MKS Common Stock on your behalf. You understand that you may, at any time, request access to the Data, request any necessary amendments to it or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that withdrawal of consent may affect your ability to participate in or realize benefits from the MKS Incentive Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

3. Additional Notices to Hong Kong Participants.

Warning: The contents of this RSU Assumption Agreement and the related MKS Incentive Plan have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in doubt about any of the contents of this RSU Assumption Agreement or the related MKS Incentive Plan, you should obtain independent professional advice.

The Assumed ESI RSU award and the related shares of MKS Common Stock are not being offered to the public in Hong Kong or with the view to or in connection with any further sale in Hong Kong. The securities in relation to the MKS Incentive Plan will only be offered to eligible employees. You shall not resell the securities in relation to the MKS Incentive Plan to the public in Hong Kong.